StemCells, Inc. Reports Fourth Quarter and Full Year 2015 Financial Results and Provides
Business Update

Conference Call to be Hosted March 24, 2016, at 5:00 a.m. Pacific Daylight Time (8:00 a.m.
Eastern Daylight Time)

NEWARK, CA, March 23, 2016 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing novel cell-based therapeutics for the treatment of serious central nervous system diseases, announced today that it will provide a business update and discuss financial results for the fourth quarter and year ended December 31, 2015, tomorrow, March 24, at 5:00 a.m. Pacific Daylight Time (8:00 a.m. Eastern Daylight Time).

“Given our growing clinical data, our recent operational changes and our laser like focus on spinal cord injury, we feel increasingly confident in our ability to execute our plan between now and release of statistically meaningful Phase II data in 2017,” said Ian Massey CEO StemCells, Inc.

2015 and Recent Highlights

Clinical Activities

Spinal Cord Injury (SCI)

In April 2015, we completed transplanting the six patients comprising the first cohort of our Phase II Pathway Study. The first cohort is an open-label dose escalation arm to determine the cell dose to be used for the second cohort of the study.

In May 2015, we presented a summary of the safety and preliminary efficacy data from our Phase I/II study investigating our proprietary HuCNS-SC human neural stem cells as a treatment for chronic thoracic spinal cord injury. The analysis of the study demonstrated that the surgical transplantation technique and cell dose were safe and well tolerated by all patients. In addition to safety, analysis of the twelve-month data revealed sustained improvements in sensory function. Three of the seven AIS A patients and four of the five AIS B patients showed signs of positive sensory gains confirming the previously released interim results. In addition, two patients progressed during the study from the most severe classification, AIS A, to the lesser degree of injury grade, AIS B.

In June 2015, we commenced enrollment of the second cohort in our Phase II Pathway Study in SCI. The second cohort will enroll forty patients and forms the single-blinded controlled arm of the Phase II study. The primary efficacy outcome being tested in the second cohort is the change in motor strength of the various muscle groups in the upper extremities innervated by the cervical spinal cord.

In November 2015, we announced that the six-month interim results for the first cohort in our ongoing Phase II Pathway Study in SCI showed motor improvements in both strength and function. Based on six-month follow-up, for the first cohort, an overall pattern of motor improvement was observed in four of the six patients, as measured by gains in both strength and fine motor skills. In addition, four of the six patients showed improvement in the spinal level of injury, as defined by the ISNCSCI (International Standards for Neurological Classification of Spinal Cord Injury) assessment of at least one level. Consistent with the prior study, changes in muscle strength and function were observed around three months post-transplant.

Dry Age Related Macular Degeneration (AMD)

In June 2015, we presented a summary of the safety and preliminary efficacy data from our Phase I/II clinical trial in dry AMD. The fifteen-patient, open-label, Phase I/II trial was designed to evaluate the safety and preliminary efficacy of sub-retinal HuCNS-SC cell transplantation in geographic atrophy (GA), the most advanced form of dry AMD.

In July 2015, we transplanted our first subject in our Radiant Study. This Phase II randomized, controlled proof-of-concept study was designed to evaluate both the safety and efficacy of our proprietary HuCNS-SC cells for the treatment of GA. However, in December 2015, we initiated a strategic realignment plan to fully focus our resources on our proprietary HuCNS-SC cells for the treatment of chronic spinal cord injury. A key element of the plan included the immediate suspension of further patient enrollment into our Phase II Radiant Study in GA-AMD.

Other Business Activities

In January 2016, our Board of Directors appointed Ian Massey, D. Phil., as the Company’s Chief Executive Officer, succeeding Martin McGlynn, and elected Dr. Massey to the Board. Previously, in March 2015, Dr. Massey joined our executive team as President and Chief Operating Officer with direct responsibility for all aspects of our research and development, manufacturing, regulatory affairs, and quality assurance activities.

In April 2015, we raised gross proceeds of approximately $25 million through a public offering of 35,715,000 Units. Each Unit consisted of one share of our common stock and a warrant to purchase three-quarters of a share of our common stock. The warrants have an exercise price of $0.85 per share and will expire five years from the date of issuance. We also granted the underwriters a thirty day option to purchase up to an additional 5,357,250 shares of common stock and/or warrants to purchase up to an additional 4,017,938 shares of common stock to cover over-allotments, if any. The underwriters exercised the over-allotment option for the warrants and so, in April 2015, we issued warrants to purchase up to an additional 4,017,938 shares of common stock.

In December 2015, we initiated a strategic realignment plan to fully focus our resources on our proprietary HuCNS-SC cells for the treatment of chronic spinal cord injury. The plan is expected to (i) yield a cost reduction of approximately $20 million over the next two years, (ii) allow us to expedite completion of our ongoing Phase II Pathway Study in SCI, and (iii) commence a pivotal Phase III clinical trial in chronic spinal cord injury. Key elements of the plan included suspension of patient enrollment into our Phase II Radiant Study in GA-AMD, the termination or modification of certain third party service agreements related to the AMD program, a workforce reduction of approximately 25%, which was completed in January 2016, and ongoing efforts to monetize certain of our technology assets.

In March 2016, we raised gross proceeds of approximately $8.0 million through an underwritten public offering of 26,667,000 units, at a price of $0.30 per unit, before deducting underwriting discounts and other offering expenses. Each unit consisted of a fixed combination of one share of our common stock, a Series A Warrant to purchase 0.50 of a share of our common stock, and a Series B Warrant to purchase 0.75 of a share of our common stock. Each Series A Warrant has an exercise price of $0.30 per share, is immediately exercisable, and will expire two years from the date of issuance. Each Series B Warrant has an exercise price of $0.42 per share, will become exercisable upon stockholder approval of an increase in our authorized capital and the one year anniversary of the issuance date, whichever is later, and will expire on the fifth anniversary of the date they become exercisable. In connection with the offering, we have granted the underwriters a 45 day option to purchase up to an additional 4,000,050 shares of our common stock and/or warrants to purchase up to an additional 5,000,063 shares of our common stock to cover over-allotments, if any.

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2015, the Company reported a total net loss of $8,960,000 or $(0.08) per share. In comparison, for the fourth quarter of 2014, the Company reported a total net loss of $10,249,000, or $(0.15) per share.

Total revenue from continuing operations during the fourth quarter of 2015 was $28,000, compared to $883,000 in the same period of 2014. Revenue from continuing operations is primarily from royalties and milestone payments received under various licensing agreements. The decrease in 2015 was primarily attributable to a milestone payment of approximately $500,000 received in 2014 under a licensing agreement with Reneuron Ltd and, in connection with our divestiture of the SC Proven business in the fourth quarter of 2014, a licensing fee of approximately $400,000 from licensing agreements entered into with Takara Bio Inc., a publicly traded Japanese company.

Total operating expenses from continuing operations in the fourth quarter of 2015 were $8,528,000, compared to $10,612,000 in the fourth quarter of 2014. The decrease in operating expenses in 2015 were primarily attributable to milestone payments in 2014 for external services related to preclinical studies of our proprietary HuCNS-SC cells.

Excluding certain non-cash charges associated with stock-based compensation, depreciation and amortization and changes in the fair value of our warrant liability, for the fourth quarter of 2015, the Company reported a non-GAAP net loss of $8,124,000 or $(0.07) per share. In comparison, for the fourth quarter of 2014, the Company reported a non-GAAP net loss of $9,330,000 or $(0.14) per share. Management believes that these non-GAAP financial measures provide important insight into our operational results.

For the full year 2015, the Company reported a net loss of $36,415,000, or $(0.38) per share, compared with a net loss of $32,741,000, or $(0.53) per share, for 2014.

Total revenue from continuing operations in 2015 was $117,000 compared to $1,012,000 for 2014. The decrease in 2015 was primarily attributable to a milestone payment of approximately $500,000 received in 2014 under a licensing agreement with Reneuron Ltd and, in connection with our divestiture of the SC Proven business in the fourth quarter of 2014, a licensing fee of approximately $400,000 from licensing agreements entered into with Takara Bio Inc., a publicly traded Japanese company.

Total operating expenses in 2015 were $36,837,000, a 15% increase compared to $31,922,000 in 2014. The increased operating expenses in 2015 reflects an increase in R&D expenses primarily attributable to  an increase in personnel costs due to the addition of key personnel to strengthen our product development and clinical operations capabilities and an increase in expenses related to our clinical studies.

Net other income / expense in 2015 was a net other income of $305,000, while in 2014, it was net other expense of $1,351,000. 2014 included a non-cash expense of $2.4 million in the fourth quarter for the impairment of intangible assets. Other income, net in the fourth quarter of 2014 was primarily due to changes in the estimated fair value of our warrant liability.

Excluding certain non-cash charges associated with stock based compensation, depreciation and amortization and changes in the fair value of our warrant liability, for the full year of 2015, the Company reported a non-GAAP net loss of $31,720,000 or $(0.33) per share. In comparison, for the full year of 2014, the Company reported a non-GAAP net loss of $29,381,000 or $(0.48) per share. Management believes that these non-GAAP financial measures provide important insight into our operational results.

For the full year 2015, cash used in operations totaled $30,679,000, compared to $27,352,000 in 2014.

At December 31, 2015, cash, cash equivalents and restricted cash totaled $14,534,000, which is 42% lower than the aggregate of cash and cash equivalents at December 31, 2014.

Conference Call

StemCells will host a live conference call and webcast on Thursday, March 24, 2016, at 5:00 a.m. Pacific Daylight Time (8:00 a.m. Eastern Daylight Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at:

http://edge.media-server.com/m/p/asjrw2p9/lan/en

An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells) as a potential treatment for chronic spinal cord injury (SCI). The Company’s Pathway Study, a Phase II proof-of-concept trial in chronic cervical SCI is actively enrolling at thirteen sites in the U.S. and Canada. Six-month interim data for the first cohort of the Pathway Study showed the first-ever clinical evidence of a treatment effect improving both upper muscle strength and motor function following cellular transplant in spinal cord injury. Top-line data from the Company’s earlier Phase I/II clinical trial in chronic thoracic SCI showed measurable gains involving multiple sensory modalities and segments in seven of twelve patients enrolled in the study, including the conversion of two patients from the complete AIS-A spinal cord injury to the incomplete AIS-B spinal cord injury. The Company has also completed its Phase I/II clinical trial in geographic atrophy, the most advanced form of dry age related macular degeneration. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI. A Phase I study in children with Batten’s disease showed that transplantation of the cells into the brain was safe and resulted in long term survival of the cells.

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”), the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders, the timing of final data release in the Company’s Pathway Study in cervical spinal cord injury, and the expected impact on Company operations from its focus on the spinal cord injury program. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including risks whether the FDA or other applicable regulatory agencies, including applicable institutional review boards at one or more clinical trial sites, will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the timing of patient enrollment in the Company’s Pathway Study; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the Company’s plans to increase its authorized share capital; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2015	2014	2015	2014
Revenue:
Revenue from licensing agreements and grants	$29	$883	$117	$1,012
Operating expenses:
Research and development	5,860	6,637	27,111	21,503
Selling, general and administrative	2,276	3,975	9,334	10,419
Wind-down expenses	392	—	392	—

Total operating expenses	8,528	10,612	36,837	31,922

Loss from operations	(8,500)	(9,729)	(36,720)	(30,910)

Other income (expense):
Change in fair value of warrant liability	(155)	2,327	914	2,422
Impairment of goodwill and other intangible assets	(239)	(2,440)	(239)	(2,440)
Interest expense, net	(66)	(258)	(499)	(1,287)
Other income (expense), net		(8)	130	(46)
Total other income (expense), net	(460)	(379)	305	(1,351)

Net loss from continuing operations	(8,960)	(10,108)	(36,415)	(32,261)

Discontinued operations:
Net loss from discontinued operations	—	(30)	—	(369)
Net loss from disposal of assets	—	(111)	—	(111)

Net loss from discontinued operations	—	(141)	—	(480)

Net loss	$(8,960)	$(10,249)	$(36,415)	$(32,741)

Basic and diluted net loss per share
Net loss from continuing operations	$(0.08)	$(0.15)	$(0.38)	$(0.52)
Net loss from discontinued operations	—	—	—	(0.01)

Net loss per share	$(0.08)	$(0.15)	$(0.38)	$(0.53)
Shares used to compute basic and diluted loss per share	109,755,669	68,724,947	95,807,377	61,612,957

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$12,111	$24,988
Restricted cash	2,423	—
Other current assets	680	1,520

Total current assets	15,213	26,508
Property, plant and equipment, net	5,218	5,187
Goodwill and other intangible assets, net	46	357
Other assets, non-current	743	375

Total assets	$21,219	$32,427

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loan payable net of discount, current	$1,417	$4,686
Other current liabilities	8,413	6,811
Fair value of warrant liability	771	1,685
Loan payable net of discount, non-current	8,917	10,334
Other non-current liabilities	2,036	3,040
Stockholders’ equity	(334)	5,871

Total liabilities and stockholders’ equity	$21,219	$32,427

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StemCells, Inc.
Reconciliation of GAAP to NON-GAAP Net Loss
Unaudited
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2015	2014	2015	2014
GAAP net loss as per our condensed consolidated statement of operations	$(8,960)	$(10,249)	$(36,415)	$(32,741)
Non GAAP adjustments:
Stock-based compensation	157	491	4,244	2,035
Depreciation and amortization	285	315	1,126	1,307
Impairment or intangible assets	239	2,440	239	2,440
Change in fair value of warrant liability	155	(2,327)	(914)	(2,422)

Net GAAP net loss	$(8,124)	$(9,330)	$(31,720)	$(29,381)

Non-GAAP basic and diluted net loss per share	$(0.07)	$(0.14)	$(0.33)	$(0.48)

Shares used to compute basic and diluted loss per share	109,755,669	68,724,947	95,807,377	61,612,957

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. StemCells, Inc. believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of StemCells, Inc.’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operation results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators StemCells, Inc. management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.

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